Exhibit 99.1

NEWS BULLETIN	FARO Technologies, Inc. 250 Technology Park Lake Mary, FL 32746
The Measure of Success	FOR IMMEDIATE RELEASE

FARO Announces Planned Succession of Jay Freeland

Following 11 Years of Service

LAKE MARY, FL, November 3, 2015 – FARO Technologies, Inc. (NASDAQ: FARO) today announced that Jay Freeland plans to step down as President and Chief Executive Officer and member of the Board of Directors. Mr. Freeland will remain in his current role as President and CEO and as a member of the Board of Directors until a successor is appointed. Mr. Freeland has successfully served in that role for approximately 11 years and he is leaving to pursue other business and personal interests.

“We thank Jay for his significant contributions to FARO, for ensuring a smooth transition to our next President and CEO and for his leadership in building one of the strongest brands in 3D measurement, imaging and realization technology along with a very strong product and distribution platform,” said Dr. Simon Raab, Chairman of the Company’s Board of the Directors.

A special subcommittee of the Company’s Board of Directors has been formed and has initiated a comprehensive external search to identify a new President and CEO.

“This gives us the opportunity to renew FARO and continue disrupting the 3D market with innovative products and an unrelenting commitment to our customers. We are focused on hiring a strong and dynamic leader who has a record of successfully executing strategic initiatives in a rapidly evolving market, driving positive financial results and who shares our vision of leveraging the unique entrepreneurial attributes of FARO’s culture,” continued Dr. Raab.

“Serving FARO alongside its 1,300 dedicated employees and being part of this amazing family has been a privilege and a highlight of my professional career,” said Mr. Freeland. “I am extremely proud of all that we have accomplished. The decision to leave was not an easy one but after eleven years I feel it is time for me to move on. I have great confidence in the FARO team and am committed to supporting a successful transition.”

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, such as statements about FARO’s growth, demand for and customer acceptance of FARO’s products, anticipated improvement in the markets in which FARO operates, and FARO’s product development and product launches. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “is,” “are,” “continues,” “will,” and similar expressions or discussions of FARO’s plans or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•	the loss of the Company’s Chief Executive Officer or other key personnel;

•	the Company’s inability to successfully identify and acquire target companies or achieve expected benefits from acquisitions that are consummated;

•	development by others of new or improved products, processes or technologies that make the Company’s products less competitive or obsolete;

•	the Company’s inability to maintain its technological advantage by developing new products and enhancing its existing products;

•	declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financial conditions;

•	the impact of fluctuations of foreign exchange rates; and

•	Other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, unless otherwise required by law.

About Jay W. Freeland

Jay W. Freeland has served as President and Chief Executive Officer of the Company since December 2006 and as a director since February 2006. Mr. Freeland served as President and Co-Chief Executive Officer of the Company from January 2006 to December 2006 and as President and Chief Operating Officer of the Company from November 2004 to January 2006. Mr. Freeland began his career at General Electric Company (“GE”) in its financial management program in 1991, spent four years on GE’s corporate audit staff and served in financial, business development, strategic planning, sales and operational management roles of increasing responsibility at GE, including General Manager of Business Development, General Manager of Customer Quality, General Manager of Strategic Initiatives, VP of Sales and Marketing, and President of the Energy Controls business, until 2003. Mr. Freeland holds a Bachelor of Arts in Economics from Union College, Schenectady, New York.

About FARO

FARO is the world’s most trusted source for 3D measurement, imaging and realization technology. The Company develops and markets computer-aided measurement and imaging devices and software. Technology from FARO permits high-precision 3D measurement, imaging and comparison of parts and complex structures within production and quality assurance processes. The devices are used for inspecting components and assemblies, rapid prototyping, documenting large volume spaces or structures in 3D, surveying and construction, as well as for investigation and reconstruction of accident sites or crime scenes.

The Company’s global headquarters is located in Lake Mary, FL; its European regional headquarters in Stuttgart, Germany; and its Asia Pacific regional headquarters in Singapore. FARO has other offices in the United States, Canada, Mexico, Brazil, Germany, the United Kingdom, France, Spain, Italy, Poland, Turkey, the Netherlands, Switzerland, Portugal, India, China, Malaysia, Vietnam, Thailand, South Korea, and Japan.

More information is available at http://www.faro.com